Exhibit 10.1

TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this “Agreement”) is dated as of December 21, 2018, by and among Earthstone Energy, Inc., a Delaware corporation (“Acquiror Parent”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Acquiror”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Contributor”). Acquiror Parent, Acquiror and Contributor are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein have the respective meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, the Parties entered into that certain Contribution Agreement, dated as of October 17, 2018 (the “Contribution Agreement”); and
WHEREAS, the Special Committee, the Acquiror Parent Board and the board of managers of Contributor have determined that it is in the best interest of their respective companies, stockholders and members to terminate the Contribution Agreement;
NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1.Termination. Pursuant to Section 10.1(a) of the Contribution Agreement, the Parties hereby agree that the Contribution Agreement, including all schedules and exhibits thereto, and any ancillary agreements contemplated thereby or entered pursuant thereto (collectively, the “Transaction Documents”), are hereby terminated in their entirety effective immediately as of the date hereof (the “Termination Time”) and, except as set forth in Section 10.2 of the Contribution Agreement, shall be of no further force or effect whatsoever (the “Termination”).
2.    Expense Reimbursement. Within five (5) Business Days from the date of this Agreement, Acquiror agrees to (a) pay Contributor an amount equal to One Million Six Hundred Thirty-Four Thousand Ninety-Eight Dollars and no/100 ($1,634,098.76) (the “Reimbursement Expense”) as reimbursement for reasonable, documented out-of-pocket costs and expenses incurred by Contributor in connection with the Contribution Agreement, and (b) pay Contributor One Million Dollars ($1,000,000) (the “Shad Payment”) in connection with the payment that Contributor has agreed to pay to Shad Permian, LLC (“Shad”) to terminate the Shad Letter Agreement dated October 17, 2018 by and among, Shad, Contributor and Sabalo Energy, LLC. Within 60 days from the date of this Agreement, Acquiror agrees to pay Contributor up to an additional Five Hundred Thousand Dollars and no/100 ($500,000.00) for any reasonable, documented out-of-pocket costs and expenses incurred by Contributor in connection with the Contribution Agreement that exceed the amount of the Reimbursement Expense and which Contributor provides a written invoice containing reasonable supporting detail. Acquiror agrees to pay such amounts in cash by wire transfer of immediately available funds to the account designated in writing by Contributor as specified on Schedule A hereto.
3.    Mutual Release; Disclaimer of Liability. Each of Acquiror Parent and Acquiror and Contributor, each on behalf of itself and each of its respective successors, Subsidiaries, Affiliates,

assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders, members, managers and advisors and the heirs, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders, members, managers and advisors and the heirs, successors and assigns of each of them (collectively, the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Transaction Documents or the transactions contemplated therein or thereby. The release contemplated by this Section 3 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Nothing in this Section 3 shall (a) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or (b) constitute a release by any Party for any Claim arising under this Agreement.
4.    Representations and Warranties.
(a)    Each Party represents and warrants to the other that: (a) such Party has all requisite corporate or limited liability company power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to principles governing the availability of equitable remedies (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(b)    Contributor represents and warrants to the Acquiror Parent and Acquiror that Contributor and its Affiliates do not have in their respective possession any lease files; land files; well files; contract and surface right files; gas processing files; division order files; runsheets; take-offs; ownership reports; abstracts; title opinions; land surveys; non-confidential logs; maps; geological and engineering data and reports; data and records related to operations, health, environmental and safety, marketing and sales, and Tax and accounting matters; or files and any other books, records, data, files, maps, production and accounting records to the extent related to the assets of Acquiror (including notes relating thereto).

5.    Acquiror Non-Compete.
(a)    From the Termination Time until the one (1) year anniversary of the Termination Time, Acquiror covenants and agrees that it will, and will cause its Affiliates (collectively, the “Restricted Persons”) to, refrain from partially or fully acquiring for its own account or for any Third Party, any interest in any Restricted Opportunity (as defined below) within the Designated Area (the “Non-Compete Assets”). Notwithstanding any provision of this Section 5 to the contrary, this Section 5 shall not apply to, limit or restrict in any way, any direct or indirect investment made by any Restricted Person (i) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market to the extent such investment constitutes a passive investment, (ii) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any Person listed on a national securities exchange or actively traded in the public over-the-counter market, or (iii) the acquisition of any Restricted Opportunity by descent or devise.
(b)    As used herein “Restricted Opportunity” means any opportunity for the leasing, acquisition, farm-in, exploration, development, production, or any combination of the foregoing, of oil, gas or other Hydrocarbon leases and/or any overriding royalty interests, non-participating royalty interests, or any mineral fee interests in Hydrocarbons, including rights to royalties on production and rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights of reversion and any and all other rights relating to the ownership of mineral fee interests, in the Designated Area. Notwithstanding the foregoing, a Restricted Opportunity shall not include any transaction where the assets involved that are located in the Designated Area constitutes less than fifteen percent (15%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 5.
(c)    To the extent any Restricted Person breaches this Section 5, as the Contributor’s sole and exclusive remedy for such breach, Acquiror shall be obligated to, or to cause the applicable Restricted Person to, immediately offer to Contributor any acquired Non-Compete Assets, and Contributor shall have the right, but not the obligation, to acquire such Non-Compete Assets under the same terms and conditions as agreed to by such Restricted Person, and for the same consideration paid by such Restricted Person, together with any out-of-pocket expenses incurred by such Restricted Person in acquiring such Non-Compete Asset. Upon receipt of Contributor’s wire transfer of such amount, Acquiror shall, or shall cause such Restricted Person to assign to Contributor such Non-Compete Assets, pursuant to an assignment and bill of sale in a form to be mutually agreed upon between Contributor and such Restricted Person.
6.    Contributor Non-Compete.
(a)    From the Termination Time until the one (1) year anniversary of the Termination Time, Contributor covenants and agrees that it will, and will cause its Affiliates (collectively, the “Contributor Restricted Persons”) to, refrain from partially or fully acquiring for its own account or for any Third Party, any interest in any Contributor Restricted Opportunity (as defined below) within the geographic area set forth on Schedule B attached hereto (the “Acquiror Designated Area”) (the “Acquiror Non-Compete Assets”). Notwithstanding any provision of this Section 6 to the contrary, this Section 6 shall not apply to, limit or restrict in any way, any direct or indirect investment made by any Contributor Restricted Person (i) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market to the extent such investment constitutes a passive investment, (ii) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any Person listed on a national securities exchange or actively traded in the public over-the-counter market, or (iii) the acquisition of any Contributor Restricted Opportunity by descent or devise.
(b)    As used herein “Contributor Restricted Opportunity” means any opportunity for the leasing, acquisition, farm-in, exploration, development, production, or any combination of the foregoing, of oil, gas or other Hydrocarbon leases and/or any overriding royalty interests, non-participating royalty interests, or any mineral fee interests in Hydrocarbons, including rights to royalties on production and rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights of reversion and any and all other rights relating to the ownership of mineral fee interests, in the Acquiror Designated Area. Notwithstanding the foregoing, a Contributor Restricted Opportunity shall not include any transaction where the assets involved that are located in the Acquiror Designated Area constitutes less than fifteen percent (15%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 6.
(c)    To the extent any Contributor Restricted Person breaches this Section 6, as the Acquiror’s sole and exclusive remedy for such breach, Contributor shall be obligated to, or to cause the applicable Contributor Restricted Person to, immediately offer to Acquiror any acquired Acquiror Non-Compete Assets, and Acquiror shall have the right, but not the obligation, to acquire such Acquiror Non-Compete Assets under the same terms and conditions as agreed to by such Contributor Restricted Person, and for the same consideration paid by such Contributor Restricted Person, together with any out-of-pocket expenses incurred by such Contributor Restricted Person in acquiring such Acquiror Non-Compete Asset. Upon receipt of Acquiror’s wire transfer of such amount, Contributor shall, or shall cause such Contributor Restricted Person to assign to Acquiror such Acquiror Non-Compete Assets, pursuant to an assignment and bill of sale in a form to be mutually agreed upon between Acquiror and such Contributor Restricted Person.
7.    Destruction and/or Return of Records. Acquiror agrees to return confidential information of Contributor as set forth in Schedule C hereto.
8.    Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination.
9.    Third-Party Beneficiaries. Except for the provisions of Section 3, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.
10.    Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by electronic image scan transmission in .pdf shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
11.    Amendments. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the Party or Parties against whom such amendment, modification, waiver or consent is sought to be enforced.
12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.
13.    Submission to Jurisdiction; Appointment of Agent for Service of Process. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim will be instituted exclusively in the United States District Court for the Southern District of Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2 of the Contribution Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties.
14.    Waiver of Jury Trial. Each of the Parties waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

15.    Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.
CONTRIBUTOR:

SABALO HOLDINGS, LLC
By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

ACQUIROR:

EARTHSTONE ENERGY HOLDINGS, LLC
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President

ACQUIROR PARENT:

EARTHSTONE ENERGY, INC.
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President